EXHIBIT  99

MALCOLM S TAUB CONSULTING AGREEMENT

AUGUST 10, 2004

GOLDEN HAND RESOURCES, INC.  ( the "Company")
Attention:  IRIT ARBEL
Via Electronic Mail:

I look forward to working with you as an outside business consultant. The purpose of this letter (the "Agreement") is to set forth the terms and conditions under which Malcolm S. Taub ("Taub") agrees to serve the Company as an outside business consultant.

1. SERVICES. Taub shall use its best efforts to perform the following services in a timely manner: to become familiar with the business and operations of the Company so that he (i) may introduce the company to entities or individuals that would enhance and accelerate the commercialization of the Company's technology and business objectives and (ii) work with the Company, if needed, on capital structure, management, reorganization and related corporate issues.

2. TERM. This Agreement shall be in effect for twelve months from the date of acceptance by the Company. Taub shall not be required to be available at any specific time for consultation; shall not be required to appear at the offices of the Company and may perform such service telephonically, by e-mail or in any other reasonable manner.

3. CONSIDERATION. For the valuable advice and services to be provided by Taub to the Company under this Agreement, the Company shall issue 1,350,000 RESTRICTED shares of common stock to Taub. All restricted compensation due to Taub under the terms of this Agreement shall be deemed earned upon payment thereof.

4. REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to Taub that the statements contained in paragraph 4 are correct and complete as of the Effective Date: (a) The Company is a corporation duly organized, validly existing and active under the laws of its state of incorporation.
     (b) The Company has full corporate power and authority to (i) conduct its business as now conducted and as proposed to be conducted and to own, use, license, and lease its assets and properties and (ii) enter into this Agreement and to consummate the transactions contemplated herein.

5. INDEMNITY. The Company agrees to indemnify, defend, and hold harmless Taub and its affiliates, directors, officers, counsel, employees, agents, members, managers, successors, assigns, and controlling persons (as defined in the Act) (each, an "Indemnified Party") from and against any and all losses, claims, damages, costs, expenses, and liabilities (including any investigatory, legal, and other expenses incurred as they are incurred by an Indemnified Party in connection with preparing for or defending any action, claim, or proceeding, whether or not resulting in any liability) (collectively, "Indemnifiable Losses") to which any Indemnified Party may become subject or liable relating to or arising out of (a) the Agreement or the services to be performed under the Agreement or any agreement between the parties to this Agreement, (b) any transactions referred to in the Agreement or any transactions arising out of the transactions contemplated by the Agreement, (c) any inaccuracy in or breach in the representations and warranties of the Company contained in this Agreement, and (d) any failure of the Company to perform its obligations under this Agreement, provided that the Company shall not be liable to an Indemnified Party in any such case to the extent that any such Indemnifiable Loss is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted as a direct and proximate cause from the willful misconduct or gross negligence of an Indemnified Party. No Indemnified Party shall be liable, responsible, or accountable in damages and costs and expenses (including attorneys' fees) under this Agreement except for any liability for losses, claims, damages, or liabilities finally judicially determined to have resulted solely and exclusively from actions taken or omitted to be taken as a direct result of such Indemnified Party's gross negligence or willful misconduct. If for any reason, except as specifically provided

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     herein, the foregoing indemnity for Indemnifiable  Losses is unavailable to an Indemnified Party or insufficient to fully hold any Indemnified Party harmless, then the Company agrees to contribute to the amount paid or payable by such Indemnified Party as a result of such Indemnifiable Losses in such proportion as is appropriate to reflect the relative benefits received by and fault of the Company, on the one hand, and the relative benefits received by and fault of Stern, on the other hand.

6. LEGAL MATTERS. This Agreement shall be interpreted under and governed by the laws of the State of New York. Any controversy, dispute, or claim between the parties relating to this Agreement shall be resolved by binding arbitration in accordance with the rules of the American Arbitration Association.

7. REPRESENTATION. The Company acknowledges that it has been given notice by Taub that Taub is not a licensed securities broker-dealer and therefore Taub is not required under this Agreement or any side agreement, whether verbally or in writing, to sell securities on behalf of the Company or any issuer affiliated with the Company. Moreover, the Company acknowledges that Taub does not intend to negotiate raising of capital transactions, does not intend to directly solicit purchasers of the Company's common stock, will not hold any funds or securities in a capital raising transaction, and the compensation due to Taub is not based on a specified percentage of any actual or proposed funds raised. The Company acknowledges that Taub has informed it that neither Taub nor any of its members or employees provides any legal advice or counsel.

8. INDEPENDENT CONTRACTOR. Taub is an independent contractor and may engage in other business activities. Since Taub is an independent contractor, nothing in this Agreement shall be interpreted to constitute that Taub is an agent, employee, or partner of the Company, nor shall either party have any authority to bind the other.

9. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes and cancels any prior communications, representations, understandings, and agreements between the parties. No modifications of or changes to this Agreement shall be binding, nor can any of its provisions be waived, unless agreed to in writing by the parties. There are no side agreements, whether verbally or in writing, between the Company and Taub.


10. CONFIDENTIALITY. The parties agree that the terms and all of the encompassing components of this Agreement shall be kept confidential, unless this information is required to be disclosed pursuant to any inquiries by federal, state, or local law enforcement .

If the foregoing is acceptable to you, please execute this Agreement in the place provided below.


Very Truly Yours,



By: /s/ Malcolm TAub
    --------------------
    Malcolm S. Taub


ACCEPTED AND AGREED

Company:



By: /s/ Irit Arbel
    -------------------
    Name:
    Title:



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